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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 28, 2003, relating to the financial statements and financial statement schedule, which appears in Valeant Pharmaceuticals International's (formerly known as ICN Pharmaceuticals, Inc.) Annual Report on Form 10-K for the year ended December 31, 2002, and of our report dated February 25, 2003, relating to the financial statements, which appears in Ribapharm Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the references to us under the headings, "Experts" and "Independent Accountants", in such Registration Statement.



PricewaterhouseCoopers LLP

Los Angeles, California
February 11, 2004